Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Trust. The tax character of distributions paid during the years ended June 30, 2009 and June 30, 2008 was as follows:



                                                 Year Ended          Year Ended
                                              June 30, 2009       June 30, 2008
                                            -----------------------------------

Distributions paid from:
Ordinary income                                $ 24,980,037       $ 782,631,715
Long-term capital gain                                  129                  --
                                           ------------------------------------
Total                                           $24,980,166        $782,631,715